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AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
UNITY WIRELESS CORPORATION

    Unity Wireless Corporation is a corporation duly organized and existing under the laws of the State of Delaware and whose initial Certificate of Incorporation was filed with the Delaware Secretary of State on October 1, 1998, under the name M&M International Realty, Inc. This Amended and Restated Certificate of Incorporation was approved and adopted by the directors and shareholders pursuant to Delaware Code Title 8, §§242 and 245.

    FIRST:  The name of this corporation shall be UNITY WIRELESS CORPORATION.

    SECOND:  Its registered office in the state of Delaware is to be located at 9 East Lockerman Street, Dover, DE 19901 and its registered agent at such address is National Registered Agents, Inc., the County of Kent.

    THIRD:  The purpose or purposes of the corporation shall be: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

    FOURTH:  The total number of shares of stock which this corporation is authorized to issue is: 105,000,000 shares, which shall consist of 100,000,000 shares of common stock, $.001 par value per share ("Common Stock") and 5,000,000 shares of preferred stock, $.001 par value per share ("Preferred Stock").

      4.1  Except as otherwise provided in accordance with this Certificate of Incorporation, the Common Stock shall have unlimited voting rights, with each share being entitled to one vote, and the rights to receive the net assets of this corporation upon dissolution, with each share participating on a pro rata basis.

      4.2  The Board of Directors is hereby authorized from time to time, without shareholder action, to provide for the issuance of Preferred Stock in one or more series not exceeding in the aggregate the number of Preferred Stock authorized by this Certificate of Incorporation, as amended from time to time; and to determine with respect to each such series the voting powers, if any (which voting powers, if granted, may be full or limited), designations, preferences, and relative, participating, option, or other special rights, and the qualifications, limitations, or restrictions relating thereto, including without limiting the generality of the foregoing, the voting rights relating to Preferred Stock of any series (which may be one or more votes per share or a fraction of a vote per share, which may vary over time, and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any series may be entitled (which may be cumulative or non-cumulative), the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution, or winding up of the affairs of this corporation, the rights, if any, of holders of Preferred Stock of any series to convert or exchange such Preferred Stock of such series for shares of any other class or series of capital stock or for any other securities, property, or assets of this corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable), whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, and whether any shares of that series shall be redeemed pursuant to a retirement or sinking fund or otherwise and the terms and conditions of such obligation.

      4.3  Before this corporation shall issue any Preferred Stock of any series, a Certificate of Amendment or a Restated Certificate of Incorporation, fixing the voting powers, designations, preferences, the relative, participating, option, or other rights, if any, and the qualifications, limitations, and restrictions, if any, relating to the Preferred Stock of such series, and the number of Preferred Stock of such series authorized by the Board of Directors to be issued shall be filed with the secretary of state in accordance with the General Corporation Law of the State of Delaware and shall become effective without any shareholder action. The Board of Directors is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

    FIFTH:  Except as may otherwise be provided by the Board of Directors, no holder of any shares of this corporation shall have any preemptive rights to purchase, subscribe for or otherwise acquire any securities of this corporation or any class of kind now or hereafter authorized.

    SIXTH:  There shall be no cumulative voting of shares of this corporation.

    SEVENTH:  The number of directors of this corporation shall be no less than one and not more than eleven.

    EIGHTH:  The following amendments to the Certificate of Incorporation may be made by the Board of Directors without shareholder approval:

  (a)
  If this corporation has only one class of shares outstanding, to provide, change or eliminate any provision with respect to the par value of such class of shares;

  (b)
  To delete the names and addresses of the initial directors;

  (c)
  To delete the name and address of the initial registered agent or registered office, if a statement of change is on file with the secretary of state; and/or

  (d)
  If this corporation has only one class of shares outstanding, solely to change the number of authorized shares to effectuate a split of, or stock dividend in the corporation's own shares, or solely to do so and to change the number of authorized shares in proportion thereto."

    NINTH:  The Board of Directors shall have the power to adopt, amend or repeal the bylaws of this corporation.

Dated:
UNITY WIRELESS CORPORATION

By:

Its:

2

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AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF UNITY WIRELESS CORPORATION